Exhibit 99-B.4.17

                    Aetna Life Insurance and Annuity Company

                                   ENDORSEMENT

The Contract and certificate are endorsed in order to meet the requirements of
Section 403(b) of the Internal Revenue Code ("Code") and, if applicable, the Employee Retirement Income Security Act (ERISA). The following provisions apply and, in the case of a conflict with any provision in the Contract, this endorsement controls.

Nontransferable. The Contract is nontransferable in accordance with Code Section 401(g). The Contract may not be sold, assigned, transferred or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose, except pursuant to a qualified domestic relations order as described in Code Section 414(p).

Contract Holder. The Contract Holder must be the employer sponsoring a Code
Section 403(b) Tax Deferred Annuity program.

Certificate Holder. The Certificate Holder is the participant under the Code
Section 403(b) Tax Deferred Annuity program on whose behalf an Account is established. The Certificate Holder and the Annuitant must be the same person. Joint Certificate Holders are not permitted.

Premium. The premium applied to the Contract must be an amount rolled over from
(1) another contract qualified under Code Section 403(b) or a custodial account qualified under Code Section 403(b)(7), or (2) an Individual Retirement Account or Annuity qualified under Code Section 408(a) or 408(b) that contains only amounts previously rolled over from a 403(b) Tax Deferred Annuity. Any amount rolled over from a Code Section 403(b) contract or custodial account must be eligible for distribution under the withdrawal instructions set forth in Code
Section 403(b)(7) or 403(b)(11), as applicable.

Distributions. The Annuity payments will only be paid to the Certificate Holder, or to an alternate payee pursuant to a qualified domestic relations order as described in Code Section 414(p).

Withdrawal/Partial Withdrawal. If the Contract is subject to ERISA and payment is made in the form of a qualified joint and survivor annuity, as defined in ERISA Section 205, and if the Certificate Holder has a right of withdrawal under the Contract, to exercise such right the Certificate Holder must furnish to Aetna a waiver and spousal consent satisfying the requirements of ERISA Section 205.

Endorsed and made a part of the Contract as of the Contract Effective Date and the certificate as of the Account Effective Date.

                                       /s/  Thomas J. McInerney
                                       ----------------------------------------
                                       President
                                       Aetna Life Insurance and Annuity Company

SPIAE403(GR)99